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                          MANAGEMENT SERVICES AGREEMENT

         This Management Services Agreement is made as of this 1st day of January 1993 by and between JEFFERSON SMURFIT CORPORATION, a Delaware corporation ("JSC") SMURFIT PACKAGING CORPORATION, a Delaware corporation ("SPC"), and SMURFIT NEWSPRINT CORPORATION, a Delaware corporation ("SNC").

                               W I T N E S S E T H

         WHEREAS, Smurfit Newsprint Corporation of California Inc. ("SNCC"), a Delaware corporation and wholly owned subsidiary of SPC, has been merged into SPC effective as of December 31, 1992; and

         WHEREAS, SNCC will continue to operate as a division of SPC; and

         WHEREAS, JSC and SNC have jointly provided certain management services for SNCC pursuant to a certain Management Services Agreement; and

         WHEREAS, SPC wishes to have JSC and SNC continue to jointly manage the business and affairs of its SNCC division, including its reclamation operations (together hereinafter referred to as the "SNCC division"), in accordance with the terms and to the extent set forth herein; and

         WHEREAS, the parties hereto wish to set forth certain matters concerning the provision of such services by JSC and/or SNC.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, JSC, SPC and SNC agree as follows:









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         1.  Management Services.

                  (a) The parties hereby agree that, during the period beginning on the date hereof and continuing throughout the term hereof, JSC, SNC and their respective subsidiaries and affiliates shall jointly provide to SPC (x) general management, supervision and administrative services, and the preparation of the annual and long-term business plans of SPC's SNCC division ("General Management Services"), and (y) such of the following services ("Elective Services") as SPC shall in accordance with Paragraph 2 hereof determine its SNCC division requires at any time during the term hereof:

                      (i) Management operating information systems (i.e., cost
                 estimating, customer order entry and reporting, invoicing, roll stock inventory and reporting, payroll reporting, price tracking, sales analysis, forecasting, purchase order reporting, and credit management reporting);

                      (ii) Management financial information services (i.e.,
                 general ledger, payroll, accounts receivable, accounts payable and fixed assets reports), accounting services, internal auditing services, tax reporting and related services, and financial management and treasury services;

                      (iii) Legal services;

                      (iv) Manufacturing and engineering services;

                      (v) Research and development services and services
                 pertaining to patents;



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                      (vi) Employee pension plan and benefits management,
                 employee group insurance management, property and casualty insurance management, risk management services, and employee health and safety and personnel management services;

                      (vii) Traffic and transportation management and leased-car program services; (viii) Purchasing services;

                      (ix) Industrial relations services;

                      (x) Public relations and marketing services;

                      (xi) Planning services;

                      (xii) Compliance Program administration and services; and

                      (xiii) All other services to be provided to SPC by JSC
                 and/or SNC, and their subsidiaries and affiliates in accordance with Paragraph 2 hereof.

(The General Management Services and the Elective Services are hereinafter sometimes referred to collectively as the "Services", and the General Management Services and each of the Elective Services are hereinafter sometimes referred to individually as a "Service").

         (b) Any Service provided to SPC hereunder shall be reasonably necessary in the conduct of its respective businesses.

         (c) Any Service hereunder shall be provided to SPC only by JSC and SNC and their



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subsidiaries and affiliates or such consultants, subcontractors or agents as may be selected from time to time by JSC and/or SNC.

         2. Election by SPC.

         (a) At any time hereafter, the Chairman of the Board and Chief Executive Officer and/or the President and Chief Operating Officer of SPC shall notify JSC and/or SNC as to the Elective Services (if any) that JSC and/or SNC is (are) to provide to SPC. Thereafter, JSC or SNC shall submit a fee proposal for same, and if accepted by either of said officers of SPC, JSC and/or SNC shall provide and SPC shall obtain and pay JSC and/or SNC therefor, those Elective Services as to which the parties have agreed.

         3.  Fees; Payment.

         (a) In consideration for the General Management Services provided by JSC and SNC to SPC hereunder, SPC shall pay to each of JSC and SNC annual fees or compensation therefor (not including any related out-of-pocket expenses) in the amount of One Percent (1%) of annual consolidated gross sales of the Pomona Mill operation of the SNCC division of SPC. In addition, SPC shall pay to JSC One Percent (1%) of annual consolidated gross sales [net of intercompany sales by Pacific Recycling Company to the SNCC division of SPC] of the Pacific Recycling Company division of SPC.

         (b) In consideration for each Elective Service provided to SPC hereunder SPC shall pay to JSC and/or SNC an amount equal to the agreed-upon fee for the same; provided, however, in no event shall such fee be higher than that which would be charged in a commercial, unrelated third-party transaction for comparable services.



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         (c) In addition to the fees referred to in Paragraphs 3(a) and 3(b)
hereof, SPC shall also pay to JSC and/or SNC an amount equal to all out-of-pocket expenses paid by JSC and/or SNC in providing the General Management Services hereunder and/or Elective Services hereunder including fees and expenses paid to consultants, subcontractors and other third parties, in connection with such services.

         (d) On or before the twentieth (20th) day of each month, JSC and SNC shall furnish to SPC bills for the Services hereunder (plus related expenses) during the immediately preceding month. Each such bill shall specify the fee billed for each Service provided during such previous month and shall identify in reasonable detail any out-of-pocket expenses included in such bill.

         (e) Each bill furnished to SPC hereunder shall be paid in full within ten (10) days of the date of such bill. All payments of such bills shall be sent:

         If to JSC at the following address:

         Jefferson Smurfit Corporation
         8182 Maryland Avenue
         P. O. Box 66820
         St. Louis, Missouri  63105
         Attention:  John R. Funke

         If to SNC at the following address:

         Smurfit Newsprint Corporation
         427 Main Street
         Oregon City, Oregon  97045
         Attention:  Mr. Jay D. Lamb

or to such other address as JSC or SNC may specify from time to time by written notice to SPC.



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         4.  Direct Expenses.

         It is understood that the consideration to be paid by SPC to JSC or SNC for Services hereunder shall not be in lieu of, and that SPC shall be directly liable for, direct expenses incurred by SPC, or by JSC or SNC on SPC's behalf, (other than the out-of-pocket expenses billed to SPC by JSC and/or SNC pursuant to Paragraphs 3(c) and 3(d) hereof), or by SPC's SNCC division, for services rendered to SPC or its SNCC division by third parties, including, but not limited to, legal and accounting fees and insurance premiums. SPC shall pay any compensation (including employee benefit costs and any related out-of-pocket expenses) to officers and other employees of SPC who provide substantially full-time services to SPC, notwithstanding that said officers and other employees may simultaneously be officers or employees of JSC, SNC or one of their respective subsidiaries or affiliates.

         5.  Term.

         The term of this Agreement shall commence on the date hereof and shall continue until terminated upon not less than sixty (60) days' prior written notice given at any time by any party to the other parties.

         6.  Events of Default.

         Any one of the following shall constitute an Event of Default:

         (a) The failure (other than by reason of an Event of Force Majeure (as defined in Paragraph 8 hereof) or refusal of any party to comply with, and perform its obligations under, this Agreement and such failure or refusal continues unremedied for more than sixty (60) days after written notice of the existence of such failure or refusal shall have been


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given to the failing or refusing party by any of the parties;

         (b) JSC, SNC or SPC is declared insolvent or bankrupt by any court of competent jurisdiction, or a voluntary petition in bankruptcy is filed in any court of competent jurisdiction by either of them;

         (c) An involuntary petition in bankruptcy is filed in any court of competent jurisdiction against JSC, SNC or SPC and within forty-five (45) days thereafter shall not have been dismissed or stayed (and, in the event of any such stay, such stay shall not have been set aside and the petition dismissed within forty-five (45) days after the stay shall have been granted);

         (d) A trustee or receiver is appointed for JSC, SNC or SPC and remains undischarged for more than forty-five (45) days after being appointed;

         (e) A proceeding seeking a reorganization, arrangement, liquidation or dissolution, of JSC, SNC or SPC is instituted in a court of competent jurisdiction and remains undismissed for more than forty-five (45) days after being instituted; or

         (f) JSC, SNC or SPC voluntarily seeks any such reorganization or arrangement or makes an assignment for the benefit of creditors.

         7.  Limitation of Liability; Indemnification.

         (a) JSC, SNC and their respective subsidiaries and affiliates shall not be liable to SPC, to any director, officer, stockholder, consultant or subcontractor of SPC or to any person or entity controlling SPC, or any such stockholder, consultant or subcontractor of SPC, for any cost, damage, expense or loss, including without limitation any special, indirect, consequential or punitive damages, of SPC or any such officer, director, stockholder,



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consultant, subcontractor or controlling person or entity, allegedly arising out of (i) JSC's, SNC's and/or their respective subsidiaries' and/or affiliates' failure to perform any services for SPC hereunder or the misperformance of any such service, or (ii) SPC's or such officer's, director's, stockholder's, consultant's, subcontractor's or controlling person's or entity's reliance on any advice or data JSC, SNC and/or their respective subsidiaries and affiliates may provide to SPC pursuant to this Agreement.

         (b) SPC shall indemnify JSC, SNC and each of their subsidiaries and affiliates, and their officers, directors, employees, consultants and subcontractors, and any person or entity controlling JSC, SNC, their subsidiaries or affiliates, or any such consultant or subcontractor and shall hold JSC, SNC and each of their subsidiaries and affiliates and each such officer, director, employee, consultant, subcontractor and controlling person or entity, harmless against any damage, loss, cost or expense (including court costs and reasonable attorneys' fees) which JSC, SNC, their respective subsidiaries and affiliates, or any such officer, director, employee, consultant, subcontractor or controlling person or entity, may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity arising in connection with this Agreement or out of JSC's, SNC's, their subsidiaries' or affiliates', or any consultant's or subcontractor's, performance of JSC's or SNC's obligations under this Agreement, provided, however, that no officer of JSC or SNC may benefit from the foregoing indemnity in the event of his serious criminal conduct, fraud or dishonesty.

         8.  Force Majeure.

         This Agreement shall not be terminated as a result of any failure of a party to perform any of its obligations hereunder if such failure is due to circumstances beyond its


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control (an "Event of Force Majeure"), including, but not limited to, any requisition by any government authority, act of war, strike, boycott, lockout, picketing, riot, sabotage, civil commotion, insurrection, epidemic, disease, act of God, fire, flood, accident, explosion, earthquake, storm, failure of public utilities or common carriers, mechanical failure, embargo, or prohibition imposed by any governmental body or agency having authority over the party, provided that at such time as an Event of Force Majeure no longer exists, the respective obligations of the parties hereto shall be reinstated and this Agreement shall continue in full force and effect. The party affected by an Event of Force Majeure shall give prompt notice thereof to the other parties hereto and each party shall use its best efforts to minimize the duration and consequences of, and to eliminate, any such Event of Force Majeure.

         9.  Notices.

         All notices and other communications required by or specifically provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) when sent by telex or telecopier with answer back received, (c) twenty-four (24) hours after having been deposited with any overnight courier, next-day delivery, or (d) seventy-two (72) hours after having been deposited in the U. S. mails, certified mail with return receipt requested and postage prepaid, and in any case addressed to the party for which it is intended at that party's address as set forth below, or at such other address as the addressee shall have designated by notice hereunder to the other parties:

         If to JSC
         Jefferson Smurfit Corporation



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         8182 Maryland Avenue
         St. Louis, Missouri  63105
         Attention:  J. R. Funke, Vice President

         If to SNC:

         Smurfit Newsprint Corporation
         427 Main Street
         Oregon City, Oregon  97045
         Attention:  J. D. Lamb, Vice President

         If to SPC:

         Smurfit Packaging Corporation
         8182 Maryland Avenue
         Clayton, Missouri  63105
         Attention:  J. B. Malloy, Chairman and President

Any notice or request sent by telecopier or similar facsimile telecommunication shall be confirmed promptly by the sending of a copy of such notice or request to the addressee thereof by prepaid certified mail, return receipt requested.

         10.  Amendment; Assignment; Binding Effect.

         This Agreement may be amended or modified only by a written instrument signed by the parties hereto. No party shall assign or transfer this Agreement, in whole or in part, or any of such party's rights or obligations hereunder, to any other person or entity without the prior written consent of the other parties.

         11.  Waiver; Severability.

         The failure of a party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision. No party shall be deemed to have waived any right, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in



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writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

         12. Relationship of the Parties.

         In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its employees, and employees of one party shall not be considered employees of any other party. Except as otherwise provided herein, no party shall have any right, power or authority to create any obligation, express or implied, on behalf of any other party.

         13.  Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of laws rules and laws.



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         14.  Entire Agreement.

         This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written, with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                               JEFFERSON SMURFIT CORPORATION

                               By: _________________________
                               Its: President, Chief Executive Officer and
                                    Chief Operating Officer

                               SMURFIT NEWSPRINT CORPORATION

                               By: _________________________
                               Its: Executive Vice President

                               SMURFIT PACKAGING CORPORATION

                               By: _________________________
                               Its: Executive Vice President


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